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                                   Exhibit 8.1






                                                September ___, 1996




D. Russell Burwell
Michael R. Burwell
Gymno Corporation
Redwood Mortgage Investors VIII
650 El Camino Real, Suite G
Redwood City, California 94063


                   Re:       Redwood Mortgage Investors VIII;
                             Tax Opinion;
                             Our File No. BUR03-009
                             ---------------------------------------


Gentlemen:

     This is an opinion which you have requested as to the summary of federal income tax consequences set forth in the section entitled "RISKS FACTORS," under the subheading "Tax Risks" and in the section entitled "FEDERAL INCOME TAX CONSEQUENCES" of the prospectus ("Prospectus") contained in the Form S-11 Registration Statement for Redwood Mortgage Investors VIII (the "Partnership") to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to 300,000 Units of Limited Partnership Interests (the "Units" or "Securities").

     We have been retained to represent the General Partners and the Partnership in connection with the offering of the Units. We have not represented the Limited Partners, or any other party in connection with the preparation of this opinion or the offering of Securities by the Partnership. In rendering this opinion, we have examined the following:

     1.  The  Amended  and  Restated  Limited   Partnership   Agreement  of  the
Partnership,   dated   _____________,   1996,   as  amended  (the   "Partnership
Agreement").

     2. The Certificate of Limited Partnership of the Partnership filed with the Limited Partnership Division of the California Secretary of State's Office (the "Certificate").

     3. The Prospectus.

     4. Such other documents and instruments we have considered necessary for rendering the opinions hereinafter set forth.

     In our examination of the forgoing, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have relied upon the representations and statements of the General Partners, that they currently have and intend to maintain substantial assets, other than their interest in the Partnership, that could be reached by a creditor of the Partnership within the meaning of Income Tax Regulation Section 301.7701-2(d).

     We have also conducted various meetings, discussions and conversations with the General Partners regarding the offer and sale of the Securities. Nothing has come to our attention in our representation of the Partnership that would make it unreasonable to assume that the above documents will be utilized in the manner intended as set forth those documents. However, we have not independently verified any of the facts or representations contained in such documents.

     As to matters of fact, we have relied upon certificates of the General Partners, public officials or other persons and other documents and have assumed the genuineness of all signatures, the authenticity of all documents purporting to be originals, and the conformity to the originals of all documents purporting to be copies thereof.

     In rendering this Opinion, we have assumed that: (1) each other party that has executed or will execute a document, instrument or agreement to which the Partnership is a party duly and validly executed and delivered each document, instrument or agreement to which such party is a signatory and that such party's obligations set forth therein are its legal, valid and binding obligations, enforceable in accordance with their respective terms; (2) each person executing any document, instrument or agreement on behalf of any such party is duly authorized to do so; and (3) each natural person executing any instrument, document or agreement referred to herein is legally competent to do so.

     We are lawyers admitted to practice in California and have reviewed such laws of the United States and California as we have deemed necessary for the purpose of providing the opinions set forth herein. We have not reviewed the laws of any jurisdiction other than the United States and California, and accordingly, we express no opinion herein as to the laws of any other state or jurisdiction.

     Capitalized terms used herein and not otherwise defined in this opinion shall have the same meaning as they have in the Partnership Agreement, as the context requires.

     We have made the following observations and assumptions for purposes of our opinion:

     1. We assume for purposes of this opinion generally that (i) the Partnership has an objective to carry on business for profit and derive the gains therefrom; (ii) the Partnership has taken, and will in the future continue to take all action necessary under the laws of California and any other applicable jurisdiction to permit it to conduct business in those states as contemplated by the Partnership Agreement; and (iii) the offer and sale of the units have been made in strict compliance with the terms of the Prospectus;

     2. We note that the Partnership will keep its books on an accrual basis and we assume that (i) income and losses of the Partnership each year will be computed in accordance with the applicable provisions of the Code and the regulations promulgated thereunder, and (ii) no actions will be taken by the Partnership or by any of the Partners after the date of this opinion which would have the effect of changing the tax results set forth below.

     3. We have assumed that the Partnership Agreement has been duly executed and the Certificate of Limited Partnership and all amendments thereto have been duly executed and filed.

     4. The Partnership will be organized and operated in accordance with the Revised Uniform Limited Partnership Act, as adopted by, and in effect in, the State of California.

     5. The Partnership will be operated in accordance with the Partnership Agreement, and the Partnership will have the characteristics described in the Prospectus and will be operated as described in the Prospectus.

     6. The Partnership will not participate in any Loan on terms other than those described in "INVESTMENT OBJECTIVES AND CRITERIA" without first receiving certain advice of Counsel.

     7. The Loans will be made by on substantially the terms and conditions described in the Prospectus in "INVESTMENT OBJECTIVES AND CRITERIA."

     8. The net worth of the individual General Partners will continue to exceed an amount that is intended to assure that the Partnership may qualify as a partnership for federal income tax purposes.

     9. The General Partners will take certain steps in connection with the transfer of Units to decrease the likelihood that the Partnership will be treated as a publicly traded partnership for purposes of Sections 7704, 469(k), and 512(c) of the Code.

     This opinion is based upon the provisions of the Internal Revenue Code of 1986 (the "Code"), as amended the applicable Treasury Regulations promulgated thereunder (the "Regulations') and proposed Treasury Regulations (the "Proposed Treasury Regulations"), current administrative rulings and judicial opinions of the foregoing, all existing as of the date of this letter. It must be emphasized,however, that all such authority is subject to modification at any time by legislative, judicial and/or administrative action and that any such modification could be applied on a retroactive basis. Future tax reform proposals may have a material adverse effect on the potential tax benefits that may be expected to be realized from an investment in the Partnership. Even under current law, the existence and amount of deductions expected to be claimed by the Partnership involve complex legal and factual issues and will depend on certain factual determinations, characterizations, expenditures and other matters, all or any of which may be subject to challenge and passable disallowance by the Internal Revenue Service (the "Service") upon an audit of the personal tax return of a Partner.

     Although it is our opinion that the Partnership will not be considered a "tax shelter" in rendering this opinion, we have considered the relevant professional standards, including the requirements of Revised Formal Opinion 346 issued on January 29, 1982 by the American Bar Association's Standing Committee on Ethics and Professional Responsibility and Treasury Department Circular 230, as modified by 31 C.F.R. Part 10, 10.7 (February 14, 1984). Generally speaking, under Opinion 346 and Circular 230, counsel must consider all material tax issues in light of the facts and must fully and fairly address all such issues. Further, where possible, an opinion should be formulated as to the likely outcome on the merits of all material tax issues. In addition, an overall evaluation should be made of the extent to which tax benefits of the proposed investment in the aggregate are likely to be realized.

     The Partnership will not request (and would not likely obtain) a ruling from the Service as to any tax matters related to the herein described transactions. While the Partnership will receive this opinion as to certain tax matters, it is not binding upon the Service. Thus, there can be no assurance that the Service will not contest one or more of the conclusions reached herein, or one or more tax matters as to which no opinion is expressed herein, nor can there be any assurance that the Service will not prevail in any such contest. Further, even if the Service was not successful in any such contest, the Partnership, in opposing the Service's position, could incur substantial legal, accounting and other expenses.

                                     OPINION

     As more fully described in the section of the Prospectus entitled "FEDERAL INCOME TAX CONSEQUENCES" and specifically subject to the qualifications set forth therein, it is our opinion that:

     1. The summary of the income tax consequences set forth in the section of the Prospectus entitled "RISKS FACTORS" under the subheading "Tax Risks" and in
the   sections   entitled   FEDERAL   INCOME   TAX   CONSEQUENCES"   and  "ERISA
CONSIDERATIONS" is an accurate statement of the matters discussed therein and, to the extent such summary involves matters of law, is correct under the Code, the Regulations, and existing interpretations thereof;
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     2. It is more  likely  than not that the  Partnership  will be treated as a partnership as defined in Sections 7701(a)(2) and 761(a) of the Code and not as an association taxable as a corporation, and that the Limited Partners will be subject to tax as partners pursuant to Sections 701-706 of the Code.

     3. Based upon Notice 88-75, the representations of the General Partners, and the provisions of the Partnership Agreement, it is more likely than not that the Partnership will not constitute a publicly traded partnership for purposes of Sections 7704, 469(k) and 512(c) of the Code.

     4. Assuming that the Partnership makes the Loans on substantially the terms and conditions described in "INVESTMENT OBJECTIVES AND CRITERIA" it is more likely than not that the income of the Partnership will be treated as portfolio income and not constitute unrelated business taxable income.

     5. It is more likely than not a Limited Partner's basis for his or her Units will equal, in the case of those who utilize the services of a Participating Broker Dealer, the purchase price of the Units and, in case of those who acquired Units through unsolicited sales, the purchase price of the Units plus an amount equal to the amount of the sales commissions otherwise due assuming no Continuing Servicing Fee is paid had the Limited Partnership utilized the services of a Participating Broker Dealer.

     6. It is more likely than not that all material allocations to the Limited Partners of income, gain, loss and deductions, as provided for in the Partnership Agreement and as discussed in the Prospectus, will be respected under Section 704(b) of the Code, or in the alternative, will be deemed to be in accordance with the Partners' interests in the Partnership.

     7. Based solely upon the manner in which the Partnership has in the past extended Mortgage Investments, we have concluded that the sale or disposition of all or a portion of the Partnership's Mortgage Investment portfolio would be treated as a disposition of a capital asset.

     This letter contains only our opinion as to federal income tax issues which are expected to be of relevance to U.S. taxpayers who are individuals. Thus, no opinion is expressed as to the federal income tax consequences to other taxpayers, including, but not limited to, non-U.S. citizens, foreign corporations, foreign partnerships, foreign trusts or foreign estates.

     Based upon and subject to the foregoing we wish to advise you that the section of the Prospectus entitled "FEDERAL INCOME TAX CONSEQUENCES" accurately reflects our opinion as to those matters therein as set forth as to which an opinion is specifically attributed to us.

                                SCOPE OF OPINION

     In the preparation of the Prospectus and in rendition of this Opinion, we have sought to adhere to certain relevant professional standards embodied in federal regulations and in American Bar Association Formal Opinion 346 regarding the rendition of tax opinions. These standards direct a lawyer issuing certain tax opinions to consider all material tax issues and to address fully and fairly in the offering materials all the material tax issues which involve the reasonable possibility of a challenge by the Internal Revenue Service. The foregoing addresses, in our opinion, all material tax issues which involve a reasonable possibility of challenge by the IRS. We believe that this opinion, together with the section in the Prospectus entitled "FEDERAL INCOME TAX CONSEQUENCES," addresses fully and fairly all such issues. It is not feasible to present in this opinion (and in the section of the Prospectus entitled "FEDERAL INCOME TAX CONSEQUENCES") a detailed explanation of the effect of the tax treatment of partnerships originating, investing in, holding, selling and disposing of loans, or the tax treatment of investments in such partnerships. The current state of the law with respect to many issues which might be raised in connection with the activities described herein is unsettled. Several of the relevant statutory provisions discussed above have been enacted only recently; few Regulations have been proposed or promulgated under these provisions, and there is little or no judicial interpretation of these provisions. Therefore, the tax consequences to the Partnership cannot be predicted with a high degree of assurance. Further, although the transactions contemplated by the Prospectus are prospective in nature, we are not assuming an obligation to revise or supplement this Opinion Letter should applicable law be changed by legislative, judicial or administrative action or otherwise.

     There is no assurance that the Service will not raise issues that have not been discussed herein. The Service may disagree with our conclusions and may be upheld by a court. The Service has indicated that it will closely scrutinize activities such as those in which the Partnership will be engaged, and there is a very substantial possibility that the Service will examine the Partnership's activities and take positions adverse to the Partnership.

     No opinion is expressed with respect to Federal or state securities laws, state and local taxes, and Federal income tax issues other than those discussed herein, or any other Federal or state laws not explicitly referred to or discussed herein.

     Except as set forth herein, we have made no independent attempts to verify the facts or representations or assumptions made herein except to the extent we deem reasonable under ABA Formal Opinion 346 and 335 and in connection with our position as counsel to the Partnership. Where we render an opinion "to the best of our knowledge" or concerning an item that "has come to our attention" or our opinion otherwise refers to knowledge it means a conscious awareness of facts or other information based upon: (1) any inquiry of attorneys within this firm; (2) receipt of a certificate executed by the General Partners covering such matters;
(3) such other actual investigation, if any, that we specifically set forth herein, Reference to "us" or "our" is limited to a reference to the lawyer who signs this Opinion letter or any lawyer of this firm who has been actively involved in preparing the documents.

     The opinions expressed in this letter are based solely upon the information and representations set forth above and we have not attempted, nor deemed it necessary, to verify independently the relevant or pertinent facts or representations. If there have been any misstatements of a fact or omission of any material facts, or any amendment or change in any document referred to herein, please notify us, since any misstatement, omission or change, after the date of this Opinion may effect all or part of this letter.

     This opinion is furnished solely to advise the Partnership, the Limited Partners, and you concerning the federal income tax issues discussed herein. We have not represented the Limited Partners. The Limited Partners should consult their own tax advisors with respect to the tax consequences of the Partnership's activities described and discussed herein. Except as expressly set forth herein, this opinion may not be filed with or furnished to any other person, or any governmental agency, and may not be quoted in whole or in part or otherwise referred to in any context, without, in each instance, our prior written consent, and without, in each instance, the exercise of due diligence on your part to verify that there are no material errors or omissions of fact and no changes in the facts or in the text of the documents you have provided to us.

     We hereby consent to the inclusion of this opinion in the Registration Statement as an Exhibit thereto and to the references to our firm under the heading "FEDERAL INCOME TAX CONSEQUENCES" and "EXPERTS" in the Prospectus.

                                   Sincerely,



                                   WILSON, RYAN & CAMPILONGO